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                                                                    EXHIBIT 99.1
CONTACT: Lisa Salamon, Media Relations
         610-444-8344
         Investor Relations
         888-295-8621

                    GHV BEGINS DEBT RESTRUCTURING DISCUSSIONS

KENNETT SQUARE, PA, March 21, 2000 --- Genesis Health Ventures, Inc. (NYSE:GHV) announced today that it has begun discussions with lenders under its Senior Credit Agreement to revise the company's capital structure.

The company also announced it did not make a $3.8 million interest payment under its Senior Credit Agreement led by Mellon Bank, Citibank, Bank of America and First Union due yesterday and it has requested a grace period while discussions on an overall restructuring take place.

Genesis reported it does not expect to make scheduled interest and principal payments on its Senior Credit Agreement or interest payments on subordinated debt during the discussion period.

Genesis reported its ability to make scheduled interest and principal payments has been adversely impacted by an indefinite delay in asset sales due to a lack of available financing in the long term care market coupled with the continuing effect of reduced Medicare payments.

Genesis has retained Merrill Lynch to develop a plan to revise the company's capital structure. As of December 31, 1999, Genesis has a total of $1.5 billion in indebtedness outstanding. The company does not expect that the debt restructuring will adversely affect its day-to-day operations or impact its ability to provide high-quality eldercare services.

Separately, Genesis' 43.6 percent owned affiliate, The Multicare Companies, Inc., also announced it has begun discussions with its senior bank lenders and does not expect to make scheduled interest and principal payments on its senior debt or interest payments on subordinated debt.

Genesis Health Ventures provides eldercare in the eastern United States through a network of Genesis ElderCare skilled nursing and assisted living centers and long term care support services nationwide including pharmacy, medical equipment and supplies, rehabilitation, group purchasing, consulting and facility management.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS REGARDING THE COMPANY'S ABILITY TO GENERATE LIQUIDITY, RESTRUCTURE DEBT, REVISE ITS CAPITAL STRUCTURE AND SELL ASSETS ARE FORWARD-LOOKING STATEMENTS. THE COMPANY CAUTIONS INVESTORS THAT ANY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY INVOLVE RISKS AND UNCERTAINTIES AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. NUMEROUS FACTORS EXIST WHICH, IN SOME CASES HAVE AFFECTED, AND, IN THE FUTURE, COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THESE EXPECTATIONS, INCLUDING THE COMPANY'S SUBSTANTIAL INDEBTEDNESS AND SIGNIFICANT DEBT SERVICE OBLIGATIONS, THE COMPANY'S ABILITY TO OBTAIN CAPITAL TO FUND FUTURE GROWTH, THE COMPANY'S ABILITY TO COMPLETE DIVESTITURES AND OTHER TRANSACTIONS TO DELEVERAGE ITS BALANCE SHEET, CHANGES IN THE HEALTHCARE SYSTEM, GOVERNMENT REGULATION, DEPENDENCE ON REIMBURSEMENT BY THIRD PARTY PAYORS, COMPETITION, THE IMPLEMENTATION AND INTERPRETATION OF HEALTHCARE REFORM LEGISLATION AND OTHER FACTORS AS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.
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